Exhibit #23.1

Consent of Independent Registered Public Accounting Firm

As the independent registered public accountants of Camden National Corporation and Subsidiaries, we hereby consent to the incorporation of our report included in this Form 10-Q into the Company’s previously filed Registration Statements File Numbers 333-95157, 333-68598, 333-106403, 333-108214, 333-164475 and 333-181726.

/s/ Berry Dunn McNeil & Parker, LLC
Berry Dunn McNeil & Parker, LLC

Bangor, Maine

August 8, 2012